Exhibit 99.2

NEWS RELEASE
Contacts:	Media
Ron Bottrell
312.446.6595

Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods Announces Plans to Close Brooklyn Park, Minn. and Plymouth, Ind. Facilities;

Removal of Non-Peanut Packaging Operations From Dothan, Ala. Facility

OAK BROOK, Ill. (Aug. 3, 2017) – TreeHouse Foods, Inc. (NYSE: THS) today announced its intention to close facilities in Brooklyn Park, Minn., Plymouth, Ind., and transition non-peanut packaging operations out of Dothan, Ala. The decisions are part of TreeHouse 2020, the Company’s broad based restructuring plan to improve its competitive position and operating margin structure through a comprehensive program of category and customer portfolio management as well as manufacturing and supply chain optimization.

“The decisions to close these facilities are difficult ones given their impact on families and communities,” said Mr. Sam K. Reed, Chairman and CEO of TreeHouse. “However, despite the toll they exact, these measures are required if we are to remain competitive in a rapidly changing marketplace for packaged foods. In order to win in today’s marketplace, we must not only produce the finest quality at the lowest costs, but also fully utilize the capacity of our plants and the capability of our people in doing so.”

The Brooklyn Park, Minn. facility employs approximately 90 employees and produces boxed dinners and packaged side dishes. Production is expected to cease by the end of 2017.

The Plymouth, Ind. facility employs approximately 150 employees and produces banana peppers, jalapeños, pickles and pickle relish. Production is expected to cease by the end of 2017.

In Dothan, Ala. approximately 135 employees will be affected by the production transition over a 10 month period beginning in November of 2017.

The Company will provide outplacement support to employees whose positions are being eliminated.

Total costs related to the announced facility closures are expected to be approximately $44.5 million, of which approximately $29.7 million is expected to be in cash. Components of the charges include non-cash asset write-offs of approximately $14.8 million, employee-related costs of approximately $7.0 million, and other closure costs of approximately $22.7 million.

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ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  TreeHouse's Form 10-K for the year ended December 31, 2016, and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.